Exhibit 99.1

For Release:	October 28, 2004
Media Contact:	Peter Yandle, NASDAQ
212.401.8714
Investor Contact:	Vincent Palmiere, NASDAQ
212.401.8742
Jody Burfening/Carolyn Capaccio
Lippert/Heilshorn & Associates
212.838.3777

NASDAQ ANNOUNCES THIRD QUARTER 2004 RESULTS

- Total Expenses Reduced $31.0 Million from Prior Year Quarter -

New York, N.Y.—The NASDAQ Stock Market, Inc. (“NASDAQ®”; OTCBB: NDAQ), today reported a net loss of $5.5 million or $(0.08) per common share for the third quarter versus a net loss of loss of $38.0 million or $(0.52) per common share for the third quarter of 2003 and net income of $4.8 million or $0.02 per common share in the second quarter of 2004 (1).

Total revenue in third quarter 2004 was $124.0 million versus $141.9 million for the third quarter 2003 and $120.0 million for the second quarter 2004. Gross margin for the third quarter 2004 was $114.8 million versus $141.9 million in the year ago period and $120.0 million in second quarter 2004.

Included in third quarter 2004 results are $22.4 million of pre-tax charges associated with NASDAQ’s continuing efforts to improve efficiencies and reduce operating expenses.  Excluding these expenses, net income calculated on a non-GAAP basis was $8.1 million versus $8.4 million for the second quarter 2004.  Non-GAAP earnings per common share were $0.09 for the quarter versus $0.07 per share for the second quarter 2004.

NASDAQ’s Chief Executive Officer, Robert Greifeld, commented, “NASDAQ’s non-GAAP earnings for the third quarter were comparable to second quarter results despite the fact that average daily share volume decreased 10.9% from the second quarter.  These results reflect the strength of our diversified business model and our continuing efforts to reduce operating expenses.  Heading into the close of the year, NASDAQ is building an increasingly strong competitive position.  The integration of Brut is proceeding smoothly and we recently launched the NASDAQ Opening Cross.  Our goal is to provide investors, issuers and market participants with the highest quality equity market in the world.  We will judge our success by the innovation and quality service we deliver in all of our businesses.”

Non-Recurring Expenses

During the third quarter, NASDAQ took pre-tax charges totaling $22.4 million and expects to take additional net charges of approximately $11.0 million in the fourth quarter as part of its ongoing review to reduce operating expenses and improve the efficiency of its operations:

•      Workforce Reductions - NASDAQ took a charge of $4.8 million in the third quarter for severance and outplacement costs, reducing the workforce to 891 employees at quarter-end, with plans to eliminate an additional 80 positions in the fourth quarter.

•      Real Estate - As part of its real estate consolidation plans, NASDAQ plans to sublease surplus office space at its One Liberty Plaza headquarters located in New York, resulting in an estimated loss on sublease of $12.8 million in the third quarter and an additional charge of $5.0 million in the fourth quarter 2004. In response to market opportunities, NASDAQ updated its plans for facilities in Maryland.  As a result, NASDAQ plans to sell an owned facility in Maryland and will take a charge of approximately $9.0 million in the fourth quarter 2004.  In the third quarter 2004 NASDAQ released a sublease loss reserve of $1.9 million, net of rental payments, associated with a leased Maryland facility that the company had previously decided to vacate.  Additionally, in the third quarter the company recorded $1.1 million in incremental depreciation expense associated with data center facility assets due to a change in the estimated useful lives of these assets and will incur an additional $3.4 million in the fourth quarter.  The company estimates total 2004 charges associated with real estate consolidations to be approximately $29.4 million with the remaining $17.4 million to be incurred in the fourth quarter 2004.

•      Technology Review - As previously announced, NASDAQ changed the estimated useful life of certain assets and changed the lease terms on certain operating leases associated with its technology and telecommunications platforms as it migrates to lower cost operating environments and processes. This change resulted in incremental depreciation and amortization expense of $5.6 million in the third quarter of 2004. In the fourth quarter NASDAQ expects to incur approximately $8.0 million in additional charges related to its continuing review of technology operations.

•      NASDAQ Europe - It is expected that negotiations related to NASDAQ Europe obligations will be completed in the fourth quarter 2004.  As a result NASDAQ expects to report the release of approximately $15.0 million in liabilities that were previously recorded to satisfy potential claims.

NASDAQ’s Chief Financial Officer, David Warren, commented: “NASDAQ’s real estate, technology and corporate expense actions are designed to improve productivity and streamline processes, allowing for a leaner organization and increasing our long-term earnings potential.  Given our plans for further actions of this type, we anticipate continued success in our expense reduction efforts.”

Q3 Financial Review

Following the transfer of NASDAQ’s interest in NASDAQ Europe and the sale of IndigoMarkets in 2003, results from these subsidiaries have been reclassified as discontinued operations. The remainder of this discussion reflects results from continuing operations.  Additionally, the acquisition of Brut, LLC and affiliated entities (Brut) was completed on September 7, 2004; third quarter 2004 results include Brut’s operations from the date of closing.

•      Total Revenue – Total revenue in third quarter 2004 decreased 12.6% to $124.0 million from $141.9 million in the year-ago quarter and increased 3.3% from $120.0 million in the second quarter of 2004.  Brut revenues are reported on a gross basis and exclude certain costs of revenues such as liquidity rebate payments as Brut acts as principal in these transactions.  These costs are included in Cost of Revenues.

•      Market Services - Revenues decreased 18.3% to $73.3 million from $89.7 million in the year-ago period and increased 6.4% from the prior quarter. Of this, NASDAQ Market Center (2) revenue decreased 7.4% to $52.8 million from $57.0 million in the year-ago quarter due to declines the number of trader log-ons, the effect of price reductions, lower average daily trading volume, and declines in the percentage of share volume reported to NASDAQ systems. These declines were partially offset by an increase in market share during the third quarter of 2004 as a result of the acquisition of Brut.   Market Center revenues increased 17.1% from the second quarter of 2004 primarily due the acquisition of Brut.  Market Services Subscriptions revenue decreased 40.4% to $18.3 million from $30.7 million in the year-ago quarter due to an increase in UTP plan revenue sharing and the introduction of the NASDAQ General Revenue Sharing Program.  Market Services Subscriptions revenues decreased 14.5% from $21.4 million in second quarter 2004 primarily due to an increase in UTP plan revenue sharing.

•      Issuer Services - Revenues increased 0.4% to $50.7 million from $50.5 million from the year-ago period and decreased 0.8% from the prior quarter. Of this, Corporate Client Group revenue increased 0.2% to $41.3 million from $41.2 million in both the year-ago quarter and prior quarter. Initial listing fees and fees associated with the listing of additional shares are amortized over six-year and four-year periods, in accordance with Generally Accepted Accounting Principles. NASDAQ Financial Products revenue increased 1.1% to $9.4 million from $9.3 million in the year-ago quarter and decreased 5.1% from the prior quarter.

•      Gross Margin - Beginning with third quarter 2004 results, NASDAQ will report cost of revenues and gross margin associated with the integrated Brut, LLC operations; NASDAQ’s historical revenue will continue to be reported on a net basis.  Gross margin, which represents total revenue less the cost of revenues related to Brut, was $114.8 million as compared to $141.9 million a year ago and $120.0 million in second quarter 2004.

•      Direct Expenses - Direct expenses in the third quarter of 2004 decreased 2.5% to $112.6 million from $115.5 million in the year ago quarter and increased 12.9% from the prior quarter. Included in direct expenses is $22.4 million in above-mentioned pretax charges. Excluding these charges, third quarter 2004 non-GAAP direct expenses were $90.2 million, a decrease of 3.7% from prior quarter non-GAAP results primarily due to ongoing cost reduction activities.

•      Total Expenses - Total expenses decreased 20.0% to $123.7 million from $154.7 million in the year-ago quarter and increased 11.0% from the prior quarter. The third quarter of 2004 includes the $22.4 million in pre-tax charges noted above. Excluding these charges, third quarter 2004 non-GAAP total expenses were $101.3 million, a decrease of 3.9% from prior quarter non-GAAP results primarily due to ongoing cost reduction activities.

•      Preferred Stock Dividend - NASDAQ obtained a waiver from the NASD for the third quarter 2004 reducing the coupon on the Series A Preferred Stock to 3.0% from 10.6%, a benefit of $0.03 per common share.  NASDAQ and the NASD are in the process of finalizing an amendment to the terms of the Series A Preferred Stock. The coupon is one of the terms of this negotiated amendment.

Year-to-Date Financial Review

•      Total revenue in the first nine months of 2004 was $372.4 million versus $451.8 million a year ago.  Gross margin, which represents total revenue less the cost of revenues related to Brut, was $363.2 million as compared to $451.8 million a year ago.  Net income for the first nine months of 2004 was $3.9 million versus net loss of $34.3 million for the first nine months of 2003.  Net loss applicable to common shareholders for the first nine months of 2004 was $3.4 million, or $(0.04) per common share versus net loss of $40.0 million, or $(0.51) per common share for the first nine months of 2003.

NASDAQ® is the largest electronic screen-based equity securities market in the United States. With approximately 3,300 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to category-defining companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology industries. NASDAQ is the primary market for trading NASDAQ listed stocks. Approximately 48% of NASDAQ-listed shares traded are reported to NASDAQ systems. For more information about NASDAQ, visit the NASDAQ Web site at www.nasdaq.com or the NASDAQ NewsroomSM at www.nasdaqnews.com.

Non-GAAP Information

In addition to disclosing results determined in accordance with generally accepted accounting principles (“GAAP”), NASDAQ also discloses certain Non-GAAP results of operations that exclude certain charges. Management believes that the Non-GAAP information provides investors with additional information to access NASDAQ’s operating performance by excluding these costs, which are non-operational items. The Non-GAAP information may not be comparable to other companies and should not be viewed as a substitute for or superior to net loss or other data prepared in accordance with GAAP. A reconciliation table is provided at the end of this release.

Cautionary Note Regarding Forward-Looking Statements

The matters described herein may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the control of The NASDAQ Stock Market, Inc. (the “Company”), which could cause actual results to differ materially from historical results, performance or other expectations and from any opinions or statements expressed or implied with respect to future periods. These factors include, but are not limited to, the Company’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in the Company’s annual report on Form 10-K, and periodic reports filed with the U.S. Securities and Exchange Commission. We undertake no obligation to release any revisions to any forward-looking statements.

(1) Dividends payable to the NASD as a holder of Nasdaq’s Series A Preferred Stock began accruing in March 2003. The Series A Preferred Stock carried a 7.6% dividend rate for the year commencing March 2003 and carried a 10.6% dividend rate in all subsequent years.  The NASD is entitled to receive cash dividends when, as and if declared by Nasdaq’s Board of Directors out of the funds legally available.  On September 30, 2004, the NASD agreed to a waiver of a portion of the dividend for the third quarter of 2004 and accepted a dividend in the aggregate amount of $1.0 million (calculated based on an annual rate of 3.0%) as payment in full of the dividend for this period.  Both parties are currently in discussions on an amendment to the terms of the Series A Preferred Stock.

(2) Market Center Revenues include NASDAQ’s quoting, trading and trade reporting services, including execution systems previously known as SuperMontage® and Computer Assisted Execution SystemSM (“CAESSM”) and revenues from the trade reporting system previously known as Automated Confirmation Transaction Service (“ACT”).  Also included in Market

Center Revenues are revenues from Access Services, Advanced Computer Execution Systems (“ACES”) and NASDAQ InterMarket.  In addition, beginning September 7, 2004, with the acquisition of Brut, execution revenues from transactions executed through Brut are included in NASDAQ Market Center revenues.

The Nasdaq Stock Market, Inc.

Condensed Consolidated Statements of Income

(unaudited)

(in millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30, 2004	June 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Revenues
Market Services	$73.3	$68.9	$89.7	$218.4	$297.4
Issuer Services	50.7	51.1	50.5	153.9	152.5
Other	—	—	1.7	0.1	1.9
Total revenues	124.0	120.0	141.9	372.4	451.8
Cost of revenues	(9.2)	—	—	(9.2)	—
Gross margin	114.8	120.0	141.9	363.2	451.8

Expenses
Compensation and benefits	38.1	36.9	36.7	112.4	129.0
Marketing and advertising	2.8	3.6	3.6	9.0	13.8
Depreciation and amortization	18.9	16.5	21.2	55.0	69.1
Professional and contract services	6.7	4.7	7.1	16.6	28.7
Computer operations and data communications	22.6	27.4	32.6	81.3	93.4
Provision for bad debts	0.8	0.4	—	1.3	1.6
Occupancy	7.1	6.9	7.6	21.3	23.1
General and administrative	15.6	3.3	6.7	23.8	24.8
Total direct expenses	112.6	99.7	115.5	320.7	383.5
Elimination of non-core product lines, initiatives and severance	—	—	23.8	—	69.6
Nasdaq Japan impairment loss	—	—	—	—	(5.0)
Support costs from related parties, net	11.1	11.7	15.4	34.3	48.4
Total expenses	123.7	111.4	154.7	355.0	496.5
Operating (loss) income	(8.9)	8.6	(12.8)	8.2	(44.7)
Interest income	1.5	1.7	2.5	4.6	7.9
Interest expense	(2.9)	(2.9)	(5.2)	(8.6)	(15.6)
Operating (loss) income from continuing operations before income taxes	(10.3)	7.4	(15.5)	4.2	(52.4)
Benefit (provision) for income taxes	4.8	(2.6)	7.8	(0.3)	18.1
Net (loss) income from continuing operations	$(5.5)	$4.8	$(7.7)	$3.9	$(34.3)
Loss from discontinued operations, net of tax	—	—	(30.9)	—	(50.8)
Gain on disposition of discontinued operations	—	—	0.6	—	0.6
Loss from discontinued operations	—	—	(30.3)	—	(50.2)
Net (loss) income	$(5.5)	$4.8	$(38.0)	$3.9	$(84.5)

Net (loss) income applicable to common stockholders:
Net (loss) income	$(5.5)	$4.8	$(38.0)	$3.9	$(84.5)
Preferred stock dividends declared	(1.0)	(3.5)	(2.5)	(7.3)	(5.7)
Net (loss) income applicable to common stockholders	$(6.5)	$1.3	$(40.5)	$(3.4)	$(90.2)

Basic and diluted net loss (earnings) per share:
Continuing operations	$(0.08)	$0.02	$(0.13)	$(0.04)	$(0.51)
Discontinued operations	—	—	(0.39)	—	(0.64)
Total basic and diluted net (loss) earnings per share	$(0.08)	$0.02	$(0.52)	$(0.04)	$(1.15)

Other Drivers
Average daily share volume (in billions)	1.56	1.75	1.73	1.78	1.66
Percentage of trades printed at Nasdaq	33.3%	32.5%	47.5%	33.8%	61.3%
Percentage of shares printed at Nasdaq	48.4%	47.9%	62.0%	49.1%	70.7%

Initial Public Offerings	42	41	14	111	19
Number of Companies Listed	3,287	3,298	3,367	3,287	3,367

The Nasdaq Stock Market, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	September 30, 2004	December 31, 2003
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$48.0	$148.9
Investments:
Available-for-sale, at fair value	189.0	185.7
Held-to-maturity, at amortized cost	25.6	23.8
Receivables, net	92.3	111.4
Receivables from related parties	0.2	7.7
Deferred tax asset	29.6	40.5
Other current assets	14.1	11.6
Total current assets	398.8	529.6
Investments:
Held-to-maturity, at amortized cost	5.0	4.5
Property and equipment:
Land, buildings and improvements	96.7	96.6
Data processing equipment and software	313.4	346.9
Furniture, equipment and leasehold improvements	157.2	168.5
	567.3	612.0
Less: accumulated depreciation and amortization	(361.9)	(369.0)
Total property and equipment, net	205.4	243.0
Non-current deferred tax asset	55.8	72.1
Goodwill	141.7	—
Intangible assets	42.4	0.9
Other assets	1.4	1.2
Total assets	$850.5	$851.3

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$37.3	$30.0
Accrued personnel costs	45.9	48.8
Deferred revenue	84.0	59.8
Other accrued liabilities	64.3	76.0
Current obligation under capital lease	—	1.6
Payables to related parties	8.8	21.6
Total current liabilities	240.3	237.8
Senior notes	25.0	25.0
Subordinated notes	240.0	240.0
Accrued pension costs	24.2	26.8
Non-current deferred tax liability	35.3	40.9
Non-current deferred revenue	90.8	84.7
Other liabilities	37.8	35.5
Total liabilities	693.4	690.7

Stockholders’ equity
Common stock	1.3	1.3
Preferred stock, Series A and B	133.8	133.8
Additional paid-in capital	358.6	358.9
Common stock in treasury, at cost	(666.5)	(667.8)
Accumulated other comprehensive income	(0.6)	0.1
Deferred stock compensation	(1.3)	(1.1)
Common stock issuable	2.7	2.9
Retained earnings	329.1	332.5
Total stockholders’ equity	157.1	160.6
Total liabilities and stockholders’ equity	$850.5	$851.3

The Nasdaq Stock Market, Inc.

Reconciliation of GAAP Earnings

(in millions, except per share amounts)

	Three months ended
	September 30, 2004	June 30, 2004

GAAP Direct Expenses:	$112.6	$99.7
Adjustments:
Severance charge	4.8	1.2
Real estate estimated loss on sublease	12.8	—
Real estate acclerated depreciation expenses	1.1	—
Real estate reversal of loss on sublease reserve	(1.9)	—
Incremental depreciation and amortization expense	5.6	4.8
Total Adjustments	22.4	6.0
Non-GAAP Direct Expenses	$90.2	$93.7

GAAP Total Expenses:	$123.7	$111.4
Adjustments:
Severance charge	4.8	1.2
Real estate estimated loss on sublease	12.8	—
Real estate acclerated depreciation expenses	1.1	—
Real estate reversal of loss on sublease reserve	(1.9)	—
Incremental depreciation and amortization expense	5.6	4.8
Total Adjustments	22.4	6.0
Non-GAAP Total Expenses	$101.3	$105.4

GAAP Net (Loss) Income from Continuing Operations:	$(5.5)	$4.8
Adjustments:
Severance charge	2.9	0.7
Real estate estimated loss on sublease	7.8	—
Real estate acclerated depreciation expenses	0.7	—
Real estate reversal of loss on sublease reserve	(1.2)	—
Incremental depreciation and amortization expense	3.4	2.9
Total Adjustments	13.6	3.6
Non-GAAP Net Income from Continuing Operations	$8.1	$8.4

GAAP Net (Loss) Income from Continuing Operations Applicable to Common Stockholders:	$(6.5)	$1.3
Adjustments:
Severance charge	2.9	0.7
Real estate estimated loss on sublease	7.8	—
Real estate acclerated depreciation expenses	0.7	—
Real estate reversal of loss on sublease reserve	(1.2)	—
Incremental depreciation and amortization expense	3.4	2.9
Total Adjustments	13.6	3.6
Non-GAAP Net Income from Continuing Operations Applicable to Common Stockholders	$7.1	$4.9

GAAP Basic and Diluted (Loss) Earnings per Common Share from Continuing Operations:
Basic and Diluted Earnings Per Share	$(0.08)	$0.02
Adjustments:
Severance charge	0.04	0.01
Real estate estimated loss on sublease	0.10	—
Real estate acclerated depreciation expenses	0.01	—
Real estate reversal of loss on sublease reserve	(0.02)	—
Incremental depreciation and amortization expense	0.04	0.04
Total Adjustments	0.17	0.05
Non-GAAP Basic and Diluted Earnings per Common Share from Continuing Operations	$0.09	$0.07

Shares used to compute Non-GAAP:
Basic Earnings per Share	78.6	78.5
Diluted Earnings per Share	78.6	78.9